FROZEN FOOD EXPRESS INDUSTRIES, INC.
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held April 24, 1997

TO THE SHAREHOLDERS OF
FROZEN FOOD EXPRESS INDUSTRIES, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Frozen Food Express Industries, Inc. (the "Company"), a Texas corporation, will be held on Thursday, April 24, 1997, at 3:30 p.m., Dallas, Texas time, in the offices of Wells Fargo Bank, Fountain Place, 1445 Ross Avenue, 4th Floor, Dallas, Texas 75202 for the following purposes:

     1. Electing eight (8) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified;

     2. Considering and voting upon approval of an amendment to the Company's 1992 Incentive and Nonstatutory Stock Option Plan, as amended, increasing the total number of shares available for the grant of options from 1,256,944 to 2,006,944 shares; and

     3. Transacting such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     You are encouraged to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the accompanying proxy at your earliest convenience. A reply envelope is provided for this purpose, which needs no postage if mailed in the United States. Your immediate attention is requested in order to save your Company additional solicitation expense.

     Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement attached to this Notice.

     Only shareholders of record at the close of business on March 7, 1997, are entitled to notice of and to vote at such meeting or any adjournment thereof.

                                   By Order of the Board of Directors


Dallas, Texas                           LEONARD W. BARTHOLOMEW
March 28, 1997                          Secretary

                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held April 24, 1997

                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
                          1145 Empire Central Place
                              P. O. Box 655888
                          Dallas, Texas  75265-5888
                         Telephone:  (214) 630-8090

                    PROXY STATEMENT FOR ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD APRIL 24, 1997

                           SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the management of Frozen Food Express Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at Dallas, Texas, on the 24th day of April, 1997 (the "Annual Meeting"), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy are being mailed or delivered to shareholders on or about March 28, 1997. Solicitations of proxies may be made by personal interview, mail, telephone or telegram by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's $1.50 par value Common Stock (the "Common Stock") held of record by such persons and may reimburse such forwarding expenses. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation thereof and all clerical and other expenses of solicitation will be borne by the Company.

                                ANNUAL REPORT

     The Company's Annual Report to Shareholders, covering the fiscal year ended December 31, 1996, including audited financial statements, is also being mailed to the shareholders entitled to notice of and vote at the Annual Meeting in the envelope containing this Proxy Statement. The Annual Report does not form any part of the material for solicitation of proxies.

                   SIGNATURES OF PROXIES IN CERTAIN CASES

     If a shareholder is a corporation, the accompanying proxy should be signed in its full corporate name by the President or another authorized officer who should indicate his title. If a shareholder is a partnership, the proxy should be signed in the partnership name by an authorized person. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator. The executor or administrator should attach to the proxy appropriate instruments showing his qualification and authority. Proxies signed by a person as agent, attorney, administrator, executor, guardian or trustee should indicate such person's full title following his signature.

                             REVOCATION OF PROXY

     All shares represented by a valid proxy will be voted. A proxy may be revoked at any time before it is voted by the giving of written notice to that effect to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

              OUTSTANDING CAPITAL STOCK; PRINCIPAL SHAREHOLDERS

     At the close of business on the 7th day of March, 1997, the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to be voted 16,685,981 shares of Common Stock. The following table sets forth certain information, as of March 7, 1997, with respect to each person known to the management of the Company to be a beneficial owner of more than five percent of the outstanding Common Stock.

           Name and Address                  Amount and Nature         Percent
         of Beneficial Owner            of Beneficial Ownership (1)   of Class
--------------------------------------- ---------------------------   --------
FFE Transportation Services, Inc. (2)          2,717,859              16.29%
   Employee Stock Ownership Trust
   Texas Commerce Bank,
   National Association, Trustee
   1700 Pacific Avenue
   Dallas, Texas 75201

Savings Plan For Employees of                  1,812,601              10.86%
   Frozen Food Express Industries, Inc.
   Texas Commerce Bank,
   National Association, Trustee
   1700 Pacific Avenue
   Dallas, Texas 75201

Sarah M. Daniel (3)                            1,464,210               8.78%
   612 Linda
   El Paso, Texas 79922

Lucile B. Fielder (3)                          1,337,924               8.02%
   1318 Clear Fork
   Lockhart, Texas 78644

Stoney M. Stubbs, Jr.(4)                       1,417,774 (5)           8.39%
   158 Jellico Circle
   Southlake, Texas 76092

Quest Advisory Corp. and Quest                 1,218,600 (6)           7.30%
   Management Company
   1414 Avenue of the Americas
   New York, New York 10019

______________________
(1) Except as otherwise noted, each beneficial owner has sole voting and investment power with respect to all shares owned by him, and all shares are directly held by the person named.

(2) FFE Transportation Services, Inc., ("FFE") is the principal operating subsidiary of the Company.

(3)  Information concerning the number of shares beneficially owned by Sarah
     M. Daniel and Lucile B. Fielder was obtained from a Schedule 13D, dated November 22, 1996, which was jointly filed with the Securities and Exchange Commission. The Schedule 13D confirms that on August 22, 1996, Edgar O. Weller transferred 50% of the general partnership interest in Weller Investment Ltd. (the "Partnership") to each of his two daughters, Ms. Daniel and Ms. Fielder. Ms. Daniel has sole voting and dispositive power over 68,047 shares, of which 730 shares are held as custodian for her daughter, and joint voting and dispositive power with her husband over 62,831 shares, and shared voting and dispositive power with Ms. Fielder over 1,333,332 shares owned by the Partnership. Ms. Fielder has sole voting and dispositive power over 4,592 shares, of which 730 shares are held as custodian for her daughter and 950 shares are held as custodian for her niece, and shared voting and dispositive power with Ms. Daniel over 1,333,332 shares owned by the Partnership.

(4) Mr. Stubbs holds, and has held for the past seventeen years, the offices of Chairman of the Board, President and Chief Executive Officer of the Company and FFE. Mr. Stubbs is the nephew of Edgar O. Weller, a director of the Company.

(5) Includes 203,055 shares Mr. Stubbs has the right to acquire pursuant to options exercisable within 60 days, 144,620 shares allocated to his account in the FFE Transportation Services, Inc., Employee Stock Ownership Plan, 42,340 shares allocated to his account in the Savings Plan for Employees of Frozen Food Express Industries, Inc., 880 shares held by an estate of which Mr. Stubbs is executor, and 769,387 shares held in family partnerships controlled by Mr. Stubbs.

(6) Information concerning the number of shares beneficially owned by Quest Advisory Corp. ("Quest") and Quest Management Company ("QMC"), is as of December 31, 1996, and was obtained from a Schedule 13G, dated February 6, 1997, jointly filed by Quest, QMC and Charles M. Royce with the Securities and Exchange Commission (the "SEC"). The Schedule 13G confirms that Quest and QMC are both investment advisers and members of a "group". Quest has sole voting and dispositive power over 1,117,060 shares and QMC has sole voting and dispositive power over 101,540 shares. Mr. Royce may be deemed to be a controlling person of Quest and QMC and as such may be deemed to beneficially own the shares beneficially owned by Quest and QMC. The Schedule 13G indicates that Mr. Royce does not own any shares outside of Quest and QMC and disclaims beneficial ownership of the shares held by Quest and QMC.

                              QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner has voted on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owner but may not have received instructions or exercised discretionary voting power with respect to other matters.

     Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of such stock owned of record at the close of business on March 7, 1997. As to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. With respect to each other proposal, a shareholder may, by checking the appropriate box on the proxy: (a) vote "FOR" the proposal; (b) vote "AGAINST" the proposal; or (c) "ABSTAIN" from voting on the proposal. Cumulative voting for directors is not permitted.

                     ACTION TO BE TAKEN UNDER THE PROXY

     The accompanying proxy, if properly executed and returned, will be voted
(i) unless otherwise specified thereon, FOR the election of the eight nominees, named in the next succeeding table, as directors of the Company,
(ii) unless otherwise specified thereon, FOR the approval of the amendment to the Company's 1992 Incentive and Nonstatutory Stock Option Plan, as amended, and (iii) in the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. As to any other matter or business which may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same. The management of the Company does not know of any such other matter or business. Should any nominee named herein for the office of director become unable or be unwilling to accept nomination for or election to such position, the persons acting under the proxy will vote for the election, in his stead, of such other person as the management of the Company may recommend. The management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office. To be elected, each director must receive the affirmative vote of the holders of a plurality of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting.

     Approval of the proposed amendment to the Company's 1992 Incentive and Nonstatutory Stock Option Plan, as amended, will require the affirmative vote of the holders of the majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect in the election of directors, but will have the effect of a vote against the proposed amendment to the Company's 1992 Incentive and Nonstatutory Stock Option Plan, as amended.

                           NOMINEES FOR DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall consist of a minimum of seven and a maximum of fifteen directors. Eight directors will be elected at the Annual Meeting. Each director elected will serve until the next Annual Meeting of Shareholders and until his successor has been elected and qualified.

     The persons named below are the Board of Directors' nominees for election as directors. Each nominee has served continuously as a director since the date of his first election to the Board. Further items of information with respect to the nominees and all directors and officers of the

Company as a group, including the beneficial ownership of Common Stock as of March 7, 1997, by such persons and group, are set forth below:

                                                                       Amount and
                                   Principal Occupation       First    Nature of     Percent
                                  During Past Five Years     Became a  Beneficial       of
          Name           Age        and Directorships        Director  Ownership(1)   Class
----------------------   ---  -----------------------------  --------  ------------  -------
Stoney M. Stubbs, Jr.    60   Chairman of the Board,           1977    1,417,774(2)    8.39%
                               President and Chief Executive
                               Officer of the Company
Edgar O. Weller          79   Vice Chairman of the Board       1969      548,560       3.29%
                               of the Company
W. Grogan Lord           82   Senior Chairman of the Board,    1975        3,750(3)     *
                               TeleCom Corporation
Leroy Hallman            81   Of counsel to the law firm of    1975       18,650(5)     *
                               Storey Armstrong Steger
                               & Martin, P.C.(4)
Brian R. Blackmarr       55   President, B.R. Blackmarr        1990       22,678(6)     *
                               & Associates, Inc.
T. Michael O'Connor      42   Chief Executive Officer,         1992       22,142(7)     *
                               Ecosource, Inc., Managing
                               Partner, T.J. O'Connor
                               Cattle Co. and Vice
                               Chairman of Texas A & M
                               University Board of Regents
Charles G. Robertson(8)  55   Executive Vice President         1982      521,167(9)    3.10%
                               of the Company since
                               November 1987 and prior
                               thereto Senior Vice
                               President of FFE
Burl G. Cott(8)          56   Senior Vice President            1990      119,268(10)    *
                               of the Company and FFE
                               since November 1989
All directors and                                                      2,673,989(11)  15.64%
executive officers, as
a group

______________________
* less than 1%

(1) Except as otherwise noted, all shares are held directly, and the owner has sole voting and investment power.

(2) Includes 203,055 shares Mr. Stubbs has the right to acquire pursuant to options exercisable within 60 days, 144,620 shares allocated to his account in the FFE Transportation Services, Inc., Employee Stock Ownership Plan, 42,340 shares allocated to his account in the Savings Plan for Employees of Frozen Food Express Industries, Inc., 880 shares held by an estate of which Mr. Stubbs is executor, and 769,387 shares held in family partnerships controlled by Mr. Stubbs.

(3) Represents 3,750 shares which Mr. Lord has the right to acquire pursuant to options exercisable within 60 days.

(4) Mr. Hallman, and firms of which he is or has been a member, serve, and for more than 30 years have served, as the Company's principal attorneys in interstate and intrastate trucking matters.

(5) Includes 6,975 shares held by a trust of which Mr. Hallman is the Trustee.

(6) Includes 2,678 shares which Mr. Blackmarr has the right to acquire pursuant to options exercisable within 60 days.

(7) Represents 22,142 shares which Mr. O'Connor has the right to acquire pursuant to options exercisable within 60 days.

(8) Mr. Robertson is also Executive Vice President and a director of FFE. Mr. Cott is also Senior Vice President and a director of FFE.

(9) Includes 129,047 shares Mr. Robertson has the right to acquire pursuant to options exercisable within 60 days, 81,956 shares allocated to his account in the FFE Transportation Services, Inc., Employee Stock Ownership Plan, 35,856 shares allocated to his account in the Savings Plan for Employees of Frozen Food Express Industries, Inc., and 192,236 shares held by a family partnership which is controlled by Mr. Robertson.

(10) Includes 50,172 shares Mr. Cott has the right to acquire pursuant to options exercisable within 60 days, 21,745 shares allocated to his account in the FFE Transportation Services, Inc., Employee Stock Ownership Plan and 11,888 shares allocated to his account in the Savings Plan for Employees of Frozen Food Express Industries, Inc.

(11) Includes 410,844 shares which executive officers and directors have the right to acquire pursuant to options exercisable within 60 days, 248,321 shares allocated to the accounts of executive officers pursuant to the FFE Transportation Services, Inc., Employee Stock Ownership Plan, 90,083 shares allocated to the accounts of executive officers pursuant to the Savings Plan for Employees of Frozen Food Express Industries, Inc., 880 shares held by an estate, and 961,623 shares held by family partnerships controlled by directors and executive officers, and 6,975 shares held by a trust controlled by a director.

     The Company's Board of Directors held five meetings during 1996. Each incumbent director attended during 1996 at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that he was director and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

     The Company's Board of Directors has standing compensation, audit and information services committees, but does not have a standing nominating committee. The Compensation Committee consists of Messrs. Blackmarr, Chairman, and Lord. The Committee is charged with recommending compensation arrangements for the directors and executive officers of the Company and recommending compensation programs for FFE. The Committee held one meeting during 1996.

     The Audit Committee of the Board of Directors consists of Messrs. Hallman, Chairman, Weller and O'Connor. During 1996, the Committee held two meetings at which it reviewed with representatives of Arthur Andersen LLP the results of its 1995 annual audit, and plans for the 1996 annual audit and reviewed other services provided by the Company's accountants.

     The Information Services Committee of the Board of Directors consists of Messrs. Stubbs, Chairman, Blackmarr, Cott and Robertson. The Committee is charged with reviewing the Company's information systems and making recommendations to the Board of Directors regarding possible improvements to such systems. The Committee held 17 meetings during 1996.

                            DIRECTOR COMPENSATION

     As consideration for services as a director, each director who is not an executive officer of the Company receives fees of $1,000 for each meeting attended and $500 for each telephonic meeting in which he participates. Members of the Audit, Compensation and Information Services Committees who are not executive officers of the Company receive fees of $500 for each committee meeting attended which does not occur on the same day as a Board meeting.

     On April 27, 1995, the shareholders adopted the Frozen Food Express Industries, Inc., 1995 Non-Employee Director Stock Option Plan (the "1995 Director Plan"). The purpose of the 1995 Director Plan is to advance the interest of the Company and its shareholders by strengthening the Company's ability to attract and retain experienced and able individuals to serve as independent directors of the Company and to furnish additional incentive to such individuals to expend their best efforts on behalf of the Company.

     On the day of a non-employee director's initial appointment or election (whichever comes first) to the Board, such individual will be granted, without any further action on the part of the Board or such individual, an option to purchase 9,375 shares of Common Stock (subject to adjustment to reflect certain changes in capitalization). Upon the reelection of any non-employee director to the Board (including the non-employee director's first election by shareholders if such director was initially appointed to the Board) such individual will be granted, without any further action on the part of the Board or such individual, an option to purchase 1,875 shares of Common Stock (subject to adjustment to reflect certain changes in capitalization). No option shall be granted pursuant to the 1995 Director Plan after March 3, 2005.

     To the extent that a non-employee director has served as a director for one or more years prior to the grant of an option, the option is immediately exercisable for the number of shares equal to the product of one-seventh (1/7) of the number of shares subject to the option multiplied by the number of full years such non-employee director has served as a director. Thereafter, one-seventh of the number of shares subject to the option become exercisable on each anniversary of the date of grant until the option becomes fully exercisable. No option granted under the 1995 Director Plan may be exercised after the tenth anniversary of its grant. In the event that an optionee dies while serving on the Board of Directors, all options granted to such optionee under the 1995 Director Plan become fully exercisable as of the date of his or her death and may be exercised by the beneficiary under the optionee's will or the executor of such optionee's estate at any time prior to the second anniversary of his or her death, and his or her unexercised options expire at the end of such period. In the event that an optionee ceases to be a director for any reason other than death, such optionee may exercise the vested portion of his or her option at any time prior to the second anniversary of the date he or she ceases to be a director, and his or her unexercised options expire at the end of such period. Should an optionee die during the first six months from the date such optionee ceases to be a director, his or her option may be exercised by the beneficiary under the optionee's will or the executor of such optionee's estate for two years after death and unexercised options expire at the end of such period. In no event, however, shall the period during which options may be exercised extend beyond the terms of the options. No shares underlying the options, however, may be sold until the expiration of six months after the date of grant.

     The exercise price under each option is fifty percent (50%) of the fair market value of the Common Stock at the close of business on the last business day prior to the date the option is granted. Options may be exercised by tendering to the Company the purchase price in cash, check, or shares of Common Stock already owned by the non-employee director having a fair market value equal to the purchase price.

     In accordance with the Director Plan, each of the Company's non-employee Directors was granted an option to purchase 1,875 shares of Common Stock for $5.75 per share on April 25, 1996.

                      COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Blackmarr and Lord. The Committee is charged with recommending compensation arrangements for the directors and executive officers of the Company and recommending compensation programs for FFE. No payments other than director fees were made to Compensation Committee members during 1996.

                   FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The table below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Media General Industry Group Index #221 - Trucking Companies, consisting of the Company and 53 other trucking companies (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Media General Index on December 31, 1991, and reinvestment of all dividends).

                 COMPARISON OF FIVE-YEAR TOTAL RETURN AMONG
             FROZEN FOOD EXPRESS INDUSTRIES, INC., MEDIA GENERAL
         INDUSTRY GROUP #221 - TRUCKING COMPANIES AND S&P 500 INDEX

                       PERFORMANCE GRAPH APPEARS HERE

 Measurement Period      Frozen Food Express   MG Industry   S&P 500
(Fiscal Year Covered)     Industries, Inc.     Group Index    Index
---------------------    -------------------   -----------   -------
FYE December 31, 1991          $100.00           $100.00     $100.00
FYE December 31, 1992          $251.27           $116.95     $107.64
FYE December 31, 1993          $368.34           $125.49     $118.50
FYE December 31, 1994          $315.15           $115.73     $120.06
FYE December 31, 1995          $224.81           $ 99.73     $165.18
FYE December 31, 1996          $233.95           $ 94.96     $203.11

                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1996, 1995 and 1994, to each executive officer (collectively, the "Executive Officers") of the Company:

                                  Annual Compensation                 Long-Term Compensation
                              ---------------------------                     Awards
                                                                  ------------------------------
                                                                  Restricted      Securities
                                                                     Stock        Underlying         All Other
Name and Principal Position   Year   Salary    Bonus    Total(1)  Awards $(2)  Options/SARs #(3)  Compensation(4)
---------------------------   ----  --------  --------  --------  -----------  -----------------  ---------------
Stoney M. Stubbs, Jr.         1996  $263,495  $110,582  $374,077    $ 88,556        25,000            $25,877
Chairman of the Board         1995  $258,099  $224,281  $482,380    $ 84,652        81,250            $41,172
President and Chief           1994  $258,099  $474,373  $732,950    $138,950        62,500            $23,530
Executive Officer of the
Company and FFE

Charles G. Robertson          1996  $198,842  $ 83,446  $282,288    $ 61,820        20,000            $16,904
Executive Vice President      1995  $194,364  $132,145  $326,509    $ 52,314        58,000            $23,371
of the Company and FFE        1994  $194,364  $283,726  $478,090    $ 84,494        38,125            $20,293

Burl G. Cott                  1996  $123,269  $ 51,734  $175,003    $ 35,134        10,000            $ 6,000
Senior Vice President         1995  $120,490  $ 72,328  $192,818    $ 23,820        21,000            $13,668
of the Company and FFE        1994  $120,490  $156,705  $277,195    $ 39,930         8,750            $14,574

______________________
(1) Personal benefits provided to each of the named individuals under various Company programs do not exceed the disclosure thresholds established under SEC rules and are not included in this total.

(2) The awards reported in this column include restricted phantom stock units and, with regard to 1996, also include amounts awarded to executive officers which will be converted to phantom stock units during 1997, relating to the achievement of performance goals under the FFE Transportation Services, Inc. Executive Bonus and Phantom Stock Plan (the "Executive Plan") or in accordance with the Company's Supplemental Executive Retirement Plan (the "SERP") or FFE Transportation Services, Inc. 401(k) Wrap Plan (the "Wrap Plan"). Amounts reported represent the sum of the amounts to be converted in 1997 plus the product of the aggregate number of phantom stock units awarded and the market price of a share of Common Stock on the date of the award. The number of phantom stock units allocated to an officer generally will be adjusted to prevent dilution in the event of certain cash and non-cash dividends, recapitalizations and similar transactions affecting the Common Stock. An officer may generally elect to "cash out" any number or all of the phantom stock units allocated to such officer between December 1 and December 15 of any calendar year, in which event an amount equal to the fair market value of a share of Common Stock on the last business day of the year in which such election is made multiplied by the number of phantom stock units that the officer elected to "cash out" shall be paid to the officer. Additionally, in the event of certain mergers, the sale of all or substantially all of the Company's assets and certain similar transactions (a "Reorganization") within six months after the date an officer has been paid for phantom stock units and as a result of such Reorganization the holders of Common Stock receive cash for each share so held in an amount in excess of the amount paid to such officer for such phantom stock units, then such excess shall be paid to the officer. As of the date hereof, none of the executive officers have elected to "cash out" any of the phantom stock units. The total number of phantom stock units awarded to Messrs. Stubbs, Robertson, and Cott in 1994, 1995, and 1996 under the Executive Plan, the SERP and the Wrap Plan was 11,206, 6,814, and 3,220; 9,675, 5,979, and 2,722; and 8,145, 5,595 and
     3,096, respectively. The total amount of 1996 awards which will be converted to phantom stock units in the accounts of Messrs. Stubbs, Robertson, and Cott in 1997 is $15,253, $11,467, and $7,274,
     respectively. As of December 31, 1996, the total number of phantom stock units allocated to the accounts of Messrs. Stubbs, Robertson, and Cott was 68,946, 41,778 and 21,506, respectively. The total value of such accounts, based upon the market price of a share of Common Stock on December 31, 1996 was $635,767, $387,468, and $200,827, respectively, for Messrs. Stubbs, Robertson and Cott.

(3)  Options to acquire shares of the Company's Common Stock.

(4) Company contributions to the FFE Employee Stock Ownership Plan (the "ESOP") and the Savings Plan for Employees of Frozen Food Express Industries, Inc. (the "Savings Plan") and the value of benefits, as determined under a methodology required by the SEC for valuing such benefits, ascribed to life insurance policies whose premiums are paid by the Company for the benefit of the persons indicated below. Set forth below is a summary of such compensation:

                                            Savings     Split Dollar
        Name             Year      ESOP      Plan      Life Insurance
---------------------    ----     ------    -------    --------------
Stoney M. Stubbs, Jr.    1996        --      $6,000       $19,877
                         1995     $7,668     $6,000       $27,484
                         1994     $9,119     $6,000       $ 8,411

Charles G. Robertson     1996        --      $6,000       $10,904
                         1995     $7,668     $6,000       $ 9,703
                         1994     $9,119     $6,000       $ 5,174

Burl G. Cott             1996        --      $6,000           --
                         1995     $7,668     $6,000           --
                         1994     $9,119     $5,455           --

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options to the Executive Officers in the last fiscal year under the Company's 1992 Incentive and Nonstatutory Stock Option Plan:

                                   Individual Grants
                       -----------------------------------------
                                        % of Total                            Potential Realizable Value
                        Number  of     Options/SARs                             at Assumed Annual Rates
                        Securities      Granted to                            of Stock Price Appreciation
                        Underlying      Employees    Exercise or                  For Option Term (1)
                        Options/SARs    in Fiscal    Base Price   Expiration  ---------------------------
                       Granted (#)(2)      Year        ($/Sh)        Date         5%              10%
---------------------  --------------  ------------  -----------  ----------  ---------------------------
Stoney M. Stubbs, Jr.      25,000         10.0%         $8.063     11/19/06   $   126,769    $    321,259

Charles G. Robertson       20,000          8.0%         $8.063     11/19/06   $   101,416    $    257,007

Burl G. Cott               10,000          4.0%         $8.063     11/19/06   $    50,708    $    128,503

All Holders of
Common Stock (3)             N/A           N/A          $8.063       N/A      $84,610,895    $214,420,620

______________________
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(2) All options granted to Executive Officers were granted on November 19, 1996, under the 1992 Incentive and Nonstatutory Stock Option Plan, are contingent upon shareholder approval of the proposed amendment to such plan described elsewhere herein, first become exercisable on November 19, 1997, and are exercisable for a period of ten years from the date of grant. All options were granted with an exercise price equal to 100% of the market price of the Common Stock on the date of grant of such stock option.

(3) Assumes a total of 16,685,981 shares of Common Stock outstanding with a value of $8.063 (the closing sales price of the Common Stock on November 19, 1996) per share held from November 19, 1996, until November 19, 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and Yearend Option/SAR
Values

     The following table provides information, with respect to each Executive Officer, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year ending December 31, 1996:

                                                         Securities          Value of
                                                         Underlying          Unexercised
                                                         Unexercised         In-the-Money
                                                        Options/SARs        Options/SARs
                                                      at Fiscal Yearend   at Fiscal Yearend
                                                             (#)                 ($)(1)
                           Shares
                          Acquired         Value         Exercisable/        Exercisable/
Name                   On Exercise (#)  Realized (1)    Unexercisable       Unexercisable
---------------------  ---------------  ------------  -----------------  ------------------
Stoney M. Stubbs, Jr.        --           $ --           203,055/25,000    $90,659/$23,428

Charles G. Robertson         --           $ --           129,047/20,000    $46,473/$18,750

Burl G. Cott                 --           $ --            50,172/10,000    $21,993/$ 9,375

______________________
(1) The closing price for the Company's Common Stock as reported by the Nasdaq Stock Market on December 31, 1996, was $9.00. Value is calculated on the basis of the difference between $9.00 and the option exercise price of an "in-the-money" option multiplied by the number of shares of Common Stock underlying the option.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report on the compensation policies, programs and decisions of the Company for 1996 with respect to the Company's executive officers is presented by the Compensation Committee of the Company (the "Committee"), which for 1996 was comprised of two members, Messrs. Brian R. Blackmarr, Chairman, and W. Grogan Lord. The Board of Directors delegates to the Compensation Committee the responsibility for overseeing the development and administration of total compensation policies and programs for executive officers of the Company.

     The Committee and the Company have partnered to develop and implement compensation programs which are designed to enhance the profitability of the Company. Specifically, the Company's goal is to retain, motivate and reward management of the Company through its compensation policies and awards, while aligning their interests and decisions with that of the Company and its shareholders.

     With respect to the retention of management, the Company seeks to attract and retain the highest caliber of executive leadership by offering total compensation which is comparable to that offered by the Company's competitors. The Company seeks to align the interest of management more closely with that of the Company's strategic objectives and to motivate and reward exceptional initiative and effort on the part of executive leadership, by promoting performance-based compensation with a focus on the achievement of both annual and long-term business interests. This philosophy is reflected in the Company's executive compensation approach that provides a major portion of total compensation in pay-at-risk (i.e. payout that is dependent upon Company performance). In addition to the pay-at-risk component, the Company's executive officer compensation program includes base salary, supplemental retirement benefits and various benefits, including medical and retirement plans generally available to all Company employees.

     In February of 1996, as engaged by the Compensation Committee of the Board, an outside compensation consultant completed a review of the competitiveness and effectiveness of the Company's executive pay practices for 1995. This review is intended to occur on a regular basis to maintain current analysis on competitive pay practices among a peer group of companies (publicly traded trucking companies with similar size operations and revenues). The scope of the review covered base salary levels, annual cash bonus, long-term incentives and retirement benefits for executive officer positions. The compensation analysis performed by the outside consulting firm, as directed by the Compensation Committee, was discussed in the prior year proxy disclosure. Although the analysis has not been performed by outside consultants for 1996 compensation, it is the policy of the Compensation Committee to update the competitive analysis on a periodic basis. Based on the results of the compensation analysis completed in 1996, the Committee believes the compensation policies and programs for key management and Company executives are appropriately aligned with shareholder interests.

     The major components of executive compensation are detailed below.

BASE SALARY

     Base salaries for the Company's executive officers are reviewed periodically and are determined through an assessment of comparable positions at peer companies in the trucking industry. As discussed previously, an outside consulting firm performed a compensation assessment for 1995 amounts which was completed in February 1996. It is the intent of the Company to maintain base salaries below the market median of amounts paid to senior executives with comparable size, scope, and levels of responsibilities in the marketplace. As such, the 1996 analysis included examining the compensation paid by a peer group of 12 publicly-traded trucking companies with operations and revenue size similar to the Company's. The Committee believes that the peer group used for the compensation study provided a more meaningful comparison than would have the broader industry index the Company has selected for use in the five-year shareholder return comparison. For 1996, the broader industry index included 41 other companies, many of which are significantly different from the Company in size and nature of the services provided.

ANNUAL INCENTIVE/BONUS COMPENSATION

     The Company's incentive compensation, as approved by the Company's shareholders at the 1994 annual meeting, is an annual opportunity designed to reward key employees for Company performance relative to the achievement of pre-determined performance goals established for the year. Components of annual incentive compensation include an Incentive Bonus Plan (the "Incentive Plan") covering all full-time FFE employees, including executive officers, and the Company's Executive Bonus and Phantom Stock Plan (the "Executive Plan") which covers key executive leadership. Both plans focus on operational efficiencies with Incentive Plan pay-outs based upon a formula tied to the Company's operating ratio and Executive Plan pay-outs based upon a calculated percentage of an individual's annual base salary if targeted operating ratios are met. Through program design, as the Company performance rises to levels above the median of the peer group, Executive Officer's total cash compensation opportunity rises to levels above the market median. For the 1996 fiscal year, reflecting exemplary Company performance, total cash bonuses averaged approximately 42% of the Executive Officer's annual salaries as compared to 27% in 1995, and 64% in 1994.

LONG-TERM INCENTIVE COMPENSATION

     The stock option and phantom equity programs form the basis of the Company's long-term incentive plan for officers and certain other key managers. Specific objectives of the programs are (i) to align executive and shareholder long-term interests by creating a strong link between executive pay and shareholder return, and (ii) to provide a balance between the annual and long-term decision making responsibilities of each executive. It is the Company's intention that executives develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

     At the 1994 Annual Meeting, shareholders approved the 1992 Incentive and Nonstatutory Stock Option Plan (the "1992 Plan") thereby replacing the expired 1982 Incentive Stock Option. The 1992 Plan permits the granting of both incentive stock options and nonstatutory stock options. Under the 1992 Plan, the exercise price for incentive stock options granted will not be less than 100% of the fair market value of a share of the Company's Common Stock at the time of the grant. The exercise price for nonstatutory stock options granted under the plan will be determined by the Committee or the Board of Directors at the time of the grant; provided, however, that the exercise price will not be less than 50% of the fair market value of a share of the Company's Common Stock at the time of the grant. Under the 1992 Plan, the term of the options granted will be determined by the Committee or the Board of Directors; provided that the term of stock options will not exceed ten years. The Committee believes the current year awards are competitive in value with the awards made to comparable executive officer positions in the Company's peer group as identified during the 1996 assessment described earlier.

SUPPLEMENTAL RETIREMENT PLAN

     The Company maintains the FFE Transportation Services, Inc., Supplemental Executive Retirement Plan, as adopted in 1993. The plan was implemented to provide supplemental benefits in the form of phantom stock units in the Company for certain key executives whose retirement benefits are restricted by Internal Revenue Code Sections 401(a) (17) and 415. Plan amounts awarded for fiscal year 1996 are disclosed in the Summary Compensation Table.

401(K) WRAP PLAN

     During 1996, the Company adopted the FFE Transportation Services, Inc. 401(k) Wrap Plan. The 401(k) Wrap Plan is intended to supplement the 401(k) Plan sponsored by the Company in which all employees who meet an age and service requirement are allowed to participate. The 401(k) Wrap Plan is designed to supplement retirement benefits under the 401(k) Plan which are limited by Internal Revenue Code Sections 401(k) and 401(m).

     Both the Supplemental Retirement Plan and the 401(k) Wrap Plan are intended to be unfunded deferred compensation arrangements which are not subject to the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Plan amounts awarded for fiscal 1996 are disclosed in the Summary Compensation Table.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Mr. Stoney M. Stubbs, Jr. continued to serve as Chairman of the Board, President, and Chief Executive Officer of the Company throughout 1996.

     In 1996, Mr. Stubbs' salary was $263,495. This salary compares with the salary of $258,099 that Mr. Stubbs received during 1995 and 1994. The overall compensation philosophy of aligning the financial interests of key Company executives with the interests of shareholders is a key factor in the pay-at-risk components of the Incentive Plan and Executive Plan. For 1996, in keeping with the Incentive Plan and Executive Plan, Mr. Stubbs received a total of $110,582 for realization of pre-established criteria.

     In 1996, Mr. Stubbs was granted under the Company's 1992 Plan options to purchase 25,000 shares of Common Stock. The number of shares awarded was based on the value of long-term incentive plan awards made to the chief executive officers of the Company's peer group of companies. Additional considerations include the recent performance of the Company and the Committee's subjective assessment of Mr. Stubbs individual performance. The exercise price of the options was equal to the fair market value of the Company's Common Stock on the date of grant.

     In determining Mr. Stubbs total compensation, the Committee took into account his ability to enhance company performance through effective leadership and retention of key talent. The criteria used above for executive officer performance evaluation were also used for Mr. Stubbs. Ultimately, however, the Committee determined a level of annual compensation for Mr. Stubbs based upon what it subjectively deemed appropriate based on Company and individual performance levels.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     In 1993, Section 162(m) was added to the Internal Revenue Code pursuant to the Omnibus Budget Reconciliation Act of 1993. This section generally limits the corporate deduction for compensation paid to the chief executive officer and certain other high paid executive officers as listed in the Summary Compensation Table to $1 million per year unless certain requirements are met. The Committee has analyzed the effect of section 162(m) and anticipates no financial impact for 1996. The Company will continue to reevaluate this issue and recommend changes to the compensation program where appropriate in order to maximize earnings and shareholder value.

Brian R. Blackmarr, Chairman
W. Grogan Lord
Members of the Compensation Committee

                        TRANSACTIONS WITH MANAGEMENT

     During 1994, 1995 and 1996 a subsidiary of the Company entered into lease agreements whereby Stoney M. Stubbs, Jr., Chairman of the Board, President and Chief Executive Officer of the Company, Charles G. Robertson, the Executive Vice President and a director of the Company, and a family partnership controlled by Mr. Stubbs leased certain tractors to the subsidiary. Lease payments were determined by reference to amounts the subsidiary was paying to unaffiliated lessors for similar equipment leased under similar terms. Each tractor is leased under a non-cancelable operating lease for a period of thirty-six months. As of December 31, 1996, the subsidiary was also renting certain trailers from these officers. Trailer leases in effect on such date were cancelable without notice by either party and are continuing on a month-to-month basis.

     Total tractor and trailer rentals paid during 1996 by the subsidiary pursuant to the lease agreements were as follows: Mr. Stubbs and the family partnership - $943,080 and Mr. Robertson - $496,324. The leases are triple-net leases which require the lessee to pay directly to third parties all taxes, insurance and maintenance expenses. The leases grant the subsidiary an option to purchase the leased equipment at the end of the lease term for its fair market value. Fair market value is determined by reference to prices at which the subsidiary is able to buy and sell similar equipment of similar age and condition. During 1996, the Company purchased tractors and trailers valued at $319,477 from Mr. Stubbs and the family partnership and $189,373 from Mr. Robertson. The aggregate future minimum lease payments to Mr. Stubbs and the family partnership and Mr. Robertson under the tractor leases are $740,000 and $427,000, respectively, in 1997, $276,000 and $162,000, respectively, in 1998 and $103,000 and $71,000, respectively, in 1999.

              PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S
        1992 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN, AS AMENDED

     The Board authorized an increase in the number of shares of Common Stock reserved for issuance under the 1992 Incentive and Nonstatutory Stock Option Plan (the "1992 Plan"), subject to shareholder approval. The 1992 Plan, as currently amended, was approved by the shareholders on April 28, 1994.

GENERAL

     The objective of the 1992 Plan is to provide an incentive for key employees, including officers and directors who may be employees, and certain non-employees of the Company or its subsidiaries to remain in the service of the Company by providing them with opportunities to acquire an economic interest in the future success and prosperity of the Company and its subsidiaries.

     The proposed amendment to the 1992 Plan consists of an increase in the number of shares of Common Stock reserved for issuance under the 1992 Plan by 750,000 shares. At the meeting, the shareholders will be requested to approve the proposed amendment to the 1992 Plan.

     The 1992 Plan as presently in effect reserves 1,256,944 shares (adjusted for all stock splits) of the Company's Common Stock for issuance pursuant to stock options to be granted under the 1992 Plan and, as of March 24, 1997, no shares remained available for future grants. The Board believes that in order to continue to achieve the purpose of the 1992 Plan, which is to promote Company success by aligning key employee financial interests with long-term shareholder value, the number of shares reserved for issuance under the 1992 Plan should be increased. If approved by the shareholders, the proposed amendment to the 1992 Plan will increase these numbers by 750,000 shares.

     The following table summarizes options granted under the 1992 Plan to the individuals specified below in fiscal year 1996, options granted under the 1992 Plan to the individuals specified below in fiscal year 1996 subject to shareholder approval of the proposed amendment to the 1992 Plan ("Contingent Options"), and options (including Contingent Options) under the 1992 Plan held by the individuals specified below as of March 7, 1997.

                                             Number of         Number of
                                          Options Granted       Options
           Name and Position                  in 1996       Outstanding (2)
--------------------------------------    ---------------   ---------------
Stoney M. Stubbs, Jr.
Chairman of the Board, President and
Chief Executive Officer                      25,000 (1)            228,055

Charles G. Robertson
Executive Vice President                     20,000 (1)            149,077

Burl G. Cott
Senior Vice President                        10,000 (1)             60,172

All Executive Officers as a Group            55,000 (1)            473,304

All Non-Executive Directors as a Group          --                     --

All Non-Executive Officer Employees as
     a Group                                194,250              1,088,931

______________________
(1) Represents grants contingent upon approval of the proposed amendment to the 1992 Plan by the shareholders ("Contingent Options"). See "Executive Compensation - Option/SAR Grants in Last Fiscal Year".

(2)  Includes Contingent Options.

     On March 7, 1997, the closing sale price of the Company's Common Stock as reported by the Nasdaq Stock Market was $9.25.

     Options may be granted under the 1992 Plan to employees and consultants of the Company or its subsidiaries. Both incentive and nonstatutory stock options may be granted under the 1992 Plan. However, no incentive stock option may be granted to any individual who is not an employee of the Company or one of its subsidiaries on the date of grant. The Company and its subsidiaries currently have approximately 2,600 employees, three of which are also serving as directors of the Company. Any employee-director or consultant-director is eligible to receive options under the 1992 Plan, unless such person serves on the Committee. Actual participation in the 1992 Plan is determined in the sole discretion of the Committee and/or Board of Directors. Therefore, the number of participants participating in the 1992 Plan in the next fiscal year cannot be determined precisely nor can the benefits or amounts that will be received by or allocated to any participant. The 1992 Plan provides that no employee of the Company or its subsidiaries may receive in any one year options under the 1992 Plan to acquire in excess of 100,000 shares of Common Stock.

     Each option granted under the 1992 Plan is evidenced by a written option agreement, the terms and provisions of which are determined by the Committee or Board of Directors at the time of the granting of such option. The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of a share of the Company's Common Stock at the time of the grant. The exercise price for nonstatutory stock options granted under the plan is determined by the Committee or Board of Directors at the time of the grant; provided, however, that the exercise price may not be less than 50% of the fair market value of a share of the Company's Common Stock at the time of the grant. However, a particular nonstatutory option will satisfy the "performance-based" requirements of the 1993 Omnibus Budget Reconciliation Act ("OBRA") only if the exercise price is not less than the fair market value of the stock at the time of the grant of the particular nonstatutory option. The grant of an option at fair market value constitutes a performance goal under OBRA for which the Company obtained shareholder approval on April 28, 1994. The term of the options granted under the 1992 Plan is determined by the Committee or the Board of Directors; provided that the term of stock options may not exceed ten years.

     In addition to such other terms and restrictions as may be included in a particular option agreement, options granted under the 1992 Plan are not transferable other than by will or the laws of descent and distribution and automatically terminate upon the severance of the option holder's relationship with the Company or its subsidiaries; provided that the portion of the option which is exercisable at the time of such severance may be exercised until the earlier of expiration of the term of the option or (A) in the case of an employee, (i) ninety days after (a) the severance of the employment relationship or (b) the employee's retirement or (ii) one year after (a) severance of the employment relationship by reason of disability of the employee or (b) the death of such employee during the employment relationship; or (B) in the case of a non-employee, (i) 90 days after the severance of the relationship between such non-employee and the Company or
(ii) one year after the death of such non-employee.

     The option exercise price may be paid in cash or, at the discretion of the Committee or the Board of Directors or if the related option agreement so provides, partially or entirely in issued and outstanding Common Stock, valued at the fair market value of the Common Stock on the date the option is exercised.

     Option agreements under the 1992 Plan may, in the discretion of the Committee or Board of Directors, require an optionee to return the Profit that such optionee received upon the exercise of options granted under the 1992 Plan if the optionee exercises such options within six months before or after the termination of such optionee's relationship with the Company and within one year of such termination engages, directly or indirectly, in any activity that, in the good faith determination of the Board of Directors of the Company, competes with the business of the Company or its subsidiaries. For purposes of this provision, "Profit" is defined as the difference between the fair market value of the shares of Common Stock received upon the exercise of an option and the aggregate exercise price for the number of shares so purchased.

     The 1992 Plan provides that if the Company subdivides as a whole (by reclassification, stock split, stock dividend or otherwise) the number of shares of Common Stock then outstanding or consolidates as a whole (by reclassification, reverse stock split or otherwise) the number of shares of Common Stock then outstanding, the maximum number of shares of Common Stock authorized for issuance under the 1992 Plan, the number of shares of Common Stock issuable under any stock option granted under the 1992 Plan and the exercise price of any such stock option shall be adjusted. Similarly, the 1992 Plan provides that the limitation on the number of shares of Common Stock that may underlie options granted to an employee of the Company or any of its subsidiaries in any one year will be adjusted in the event of any such subdivision or combination.

ADMINISTRATION

     With respect to individuals subject to Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended, the 1992 Plan is administered by a committee (the "Committee") consisting of directors of the Company. The members of the Committee are appointed by and serve at the pleasure of the Board of Directors. With respect to individuals not subject to Rule 16b-3, the 1992 Plan may be administered by the Board of Directors of the Company, or if the Board of Directors so decides, by the Committee. The Committee, or the Board of Directors, as applicable, has full authority, subject to the provisions of the 1992 Plan, to determine the individuals to whom options are to be granted, the number of shares of Common Stock represented by each option, the time or times at which options shall be granted and exercisable, and the exercise price of the options.

TERMINATION AND AMENDMENT

     The 1992 Plan will expire by its terms on February 12, 2002. The Board of Directors of the Company has the right to revise, amend or terminate the 1992 Plan; provided, however, that shareholder approval is necessary to (a) materially increase the aggregate number of shares of Common Stock that may be issued under the 1992 Plan, (b) materially increase the benefits accruing to eligible individuals under the 1992 Plan or (c) materially modify the requirements for eligibility for participation in the 1992 Plan. The amendments described in (a) - (c) above may, however, be made without shareholder consent if changes occur in the law that would so permit.

ACCOUNTING TREATMENT

     During 1996, the Company adopted the provisions of Financial Accounting Standard No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." Generally, FAS 123 defines a fair value method of determining expenses to be charged against income in connection with stock option grants. Alternately, FAS 123 allows companies to continue to account for stock options using methods in effect prior to the adoption of FAS 123, but requires companies to disclose, on a pro forma basis, the effect application of the fair value method has on reported net income and net income per share. The Company does not currently intend to reflect directly the fair value method as a charge against future net income or earnings per share.

TAX TREATMENT

     NONSTATUTORY OPTIONS. Under current federal tax law, upon the grant of a nonstatutory option under the 1992 Plan, no taxable income will be realized by a participant and the Company will not be entitled to any deduction. Upon exercise of a nonstatutory stock option, a participant will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise (the "bargain element"). The Company will be entitled to a corresponding deduction for income subject to federal income tax.

     INCENTIVE OPTIONS. Upon the grant of an incentive stock option, no taxable income will be realized by a participant and the Company will not be entitled to any deduction. If a participant exercises an option, without having ceased to be an employee of the Company or any of its subsidiaries at any time during the period from the grant of the option until ninety days before its exercise, then, generally, no taxable income will result at the time of the exercise of such option. If no "disqualifying disposition" of the stock transferred to a participant upon exercise of the option is made by him or her (i.e., a disposition within the period that ends on the last to occur of one year after such stock is so transferred and two years after the grant of the option), any profit (or loss) realized by a participant from a sale or exchange of such stock will be treated as long-term capital gain (or capital loss), and no deduction will be allowable to the Company with respect thereto. If a disqualifying disposition of such stock is made by a participant, the disposition generally will result in ordinary income at the time of the disposition in an amount equal to the lessor of (1) the gain on the sale or (2) the bargain element. If the gain exceeds the bargain element, the excess is a short-term or long-term capital gain depending upon how long the shares are held prior to the sale. If the stock is sold for less than the exercise price, failure to meet the holding period requirement generally will result in a short-term or long-term capital loss, again depending upon how long the shares are held prior to the sale, equal to the difference between the exercise price and the sale price.

     Participants may be subject to the alternative minimum tax, which in individual cases could reduce or eliminate any tax benefits to them under the 1992 Plan.

     At the Committee's or the Board of Directors' discretion, both incentive stock options and nonstatutory stock options may be exercised by a participant by tendering shares of the Company's Common Stock which he or she then owns; in addition, at the Committee's or the Board of Directors' discretion, any resulting withholding tax may be paid to the Company with Common Stock acquired pursuant to the exercise of the options. The use of previously-owned Common Stock has no tax consequences to the Company.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

SHAREHOLDER APPROVAL

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting is required to approve the proposed amendment to the 1992 Plan. If the proposed amendment to the 1992 Plan is not approved by the shareholders, the 1992 Plan, as previously approved, will continue in effect and all options granted subject to shareholder approval shall be null and void. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                       INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP served as the Company's independent public accountants for fiscal year 1996. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. The Company intends to select its independent public accountants to review and report on the financial statements of the Company for the 1997 fiscal year after receiving the recommendation of the Audit Committee of the Board of Directors at the Audit Committee's May 1997 meeting.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) promulgated under the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and Nasdaq. Officers and directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of such forms received by it, or written representations from certain reporting persons that no Form 5 filings were required for those persons, the Company believes that, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                SHAREHOLDER PROPOSALS AT 1997 ANNUAL MEETING

     Shareholders intending to present proposals at the 1998 Annual Meeting of Shareholders and desiring to have those proposals included in the Company's proxy statement and form of proxy relating to that meeting must deliver such proposals to the Secretary of the Company on or before November 29, 1998.

                                   By Order of the Board of Directors


Dallas, TX                         LEONARD W. BARTHOLOMEW
March 28, 1997                     Secretary


     THE COMPANY WILL PROVIDE, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FOR THE YEAR ENDED DECEMBER 31, 1996, WHICH IT HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AT THE CLOSE OF BUSINESS ON MARCH 7, 1997. REQUESTS SHOULD BE DIRECTED TO LEONARD W. BARTHOLOMEW, SECRETARY OF THE COMPANY, P. O. BOX 655888, DALLAS, TEXAS 75265-5888.

                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
               ANNUAL MEETING OF SHAREHOLDERS - APRIL 24, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby (1) acknowledges receipt of the notice, dated March 28, 1997, of the Annual Meeting of Shareholders of Frozen Food Express Industries, Inc. (herein called the "Company") to be held on Thursday, April 24, 1997, at 3:30 p.m., Dallas, Texas time, in the offices of Wells Fargo Bank, Fountain Place, 1445 Ross Avenue, 4th Floor, Dallas, Texas 75202, and the Proxy Statement, also dated March 28, 1997, in connection therewith (herein called the "Proxy Statement"), and (2) constitutes and appoints Stoney M. Stubbs, Jr., and Burl G. Cott, and each of them (if only one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to, all of the shares of capital stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at said meeting and at any adjournment thereof. The Board of Directors recommends a vote FOR each of the Company's proposals set forth on the reverse.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

                                                            -----------
                                                            SEE REVERSE
                                                                SIDE
          (Continued and to be signed on reverse side.)     -----------

     Please mark
/x/  votes as in
     this example.

     Please mark boxes in blue or black ink.

1.   ELECTION OF DIRECTORS

Nominees: Stoney M. (Mit) Stubbs, Jr., Edgar O. Weller, W. Grogan Lord, Leroy Hallman, Brian R. Blackmarr, Charles G. Robertson, Burl G. Cott and
T. Michael O'Connor.

                         FOR       WITHHELD
                         / /         / /

/ /  ______________________________________
     For all nominees except as noted above

2. Approval of amendment to 1992 incentive and nonstatutory stock option plan, as amended increasing the total number of shares available for the grant of options from 1,256,944 to 2,006,944 shares.

                         FOR       AGAINST        ABSTAIN
                         / /         / /            / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE
FOR ADDRESS         / /
CHANGE AND
NOTE BELOW

Please promptly complete, date, sign and return this proxy using the enclosed envelope.

When shares are held by joint tenants, both should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer who should indicate his title. If a partnership, please sign in partnership name by authorized person. Please date, sign and mail this proxy card in the enclosed envelope. No postage is required if mailed in the United States.

Signature:  ________________________     Date:  ____________________

Signature:  ________________________     Date:  ____________________